Exhibit 99.2

JAKKS PACIFIC ANNOUNCES RECEIPT OF EXPRESSION OF INTEREST FROM MEISHENG TO ACQUIRE 51% OF SHARES

SANTA MONICA, Calif., January 26, 2018 – JAKKS Pacific, Inc. (NASDAQ: JAKK) announced today that the Company had received a letter dated January 25, 2018 from Hong Kong Meisheng Cultural Company Limited (“Hong Kong Meisheng”), a wholly owned subsidiary of Meisheng Cultural and Creative Corp. (collectively, “Meisheng”), containing a non-binding proposal (“Expression of Interest”) expressing Meisheng’s interest in acquiring additional shares of JAKKS common stock for $2.95 per share. Upon completion of the transaction, Meisheng’s shareholdings and voting rights would increase to 51%.

The Proposal states that it is subject to due diligence, and that Meisheng intends to fund the transaction through a combination of existing cash on hand and/or other financing sources to the extent required for the restructuring or refinancing of JAKKS’ outstanding senior convertible senior notes.

The Expression of Interest also states that the transaction is subject to approval by Meisheng’s Board of Directors, shareholders and Chinese regulatory authorities.

Hong Kong Meisheng currently owns 5,239,538 shares of JAKKS common stock constituting approximately 19.4% of JAKKS issued and outstanding shares of common stock.

The Board of Directors of JAKKS Pacific has authorized a Special Committee comprised solely of independent directors to evaluate the Expression of Interest. The Special Committee intends to engage independent legal counsel and an independent financial advisor to assist in its evaluation of the Expression of Interest.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a youth skincare and make-up brand.   Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children.  Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2018 JAKKS Pacific, Inc. All rights reserved

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

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CONTACTS:
JAKKS Pacific	Lioios
Rachel Griffin	Sean McGowan
RGriffin@jakks.net	JAKK@liolios.com
424-268-9553	949-574-3860